NEWS RELEASE OLD REPUBLIC ANNOUNCES RESULTS OF THE SPECIAL MEETING OF MEMBERS OF EVERETT CASH MUTUAL INSURANCE CO. CHICAGO – June 30, 2026 – Old Republic International Corporation (NYSE: ORI) – today announced the results of the special meeting of the members of Everett Cash Mutual Insurance Co. (“ECM”) held this morning at which members approved, among other matters, the conversion of ECM from a mutual insurance company to a stock insurance company named ECM Insurance Company and the acquisition of ECM Insurance Company and its subsidiaries (the “ECM Group”) by Old Republic. In addition, Old Republic completed its offering of shares of its common stock for cash on a subscription basis to certain of the ECM members, employees, and non-employee directors. Old Republic received subscriptions of approximately $25 million through the sale of shares at a purchase price of $25.80 per share, which represented a 35.0% discount to the volume-weighted average trading price of $39.70 for the 10-trading day period ending June 29, 2026. Pursuant to the terms of the Plan of Conversion, upon the filing of ECM’s amended and restated articles of incorporation with the Secretary of State of the Commonwealth of Pennsylvania on July 1, 2026, Old Republic will deliver up to approximately 956 thousand shares of its common stock, which represents the maximum number of shares to be sold in the offering, and complete its acquisition of the ECM Group. Old Republic President & CEO Craig R. Smiddy commented, “We are excited to welcome the ECM Group and its employees and customers to Old Republic. ECM has built a strong reputation over many decades serving the commercial agricultural market with deep expertise and a commitment to disciplined underwriting. Those attributes are at the core of our specialty strategy, and we are excited about the opportunities ahead as we work together to build on that foundation.” About Old Republic Old Republic is a leading specialty insurer that operates diverse property & casualty and title insurance companies. Founded in 1923 and a member of the Fortune 500®, we are a leader in underwriting and risk management services for business partners across the United States and Canada. Our specialized operating companies o er significant expertise in their fields, enabling us to provide tailored solutions that set us apart. For more information, please visit www.oldrepublic.com. At Old Republic: At Financial Relations Board: Craig R. Smiddy: President and Chief Executive Officer Investors: Joe Calabrese/jcalabrese@mww.com